CHIROPRACTIC 21 INTERNATIONAL, INC. ANNOUNCES LETTER OF INTENT TO ACQUIRE
                           VISIONGATEWAY, INC.

     Salt Lake City, Utah - December 1, 2003 - Chiropractic 21 International, Inc. ("Chiropractic" or the "Company") (OTCBB: CRPL) announced the execution of a Letter of Intent to acquire visionGATEWAY, Inc. ("vision")in a share for share exchange, following the conclusion of which vision would become a wholly-owned subsidiary of Chiropractic. Terms of the Letter of Intent obligate Chiropractic to (i) issue 34,000,000 post-split shares or approximately 95.08% of its common stock in exchange for all of the issued and outstanding common stock of vision; (ii) cause to be canceled 780,000 pre-split shares of common stock of Chiropractic held by certain principal stockholders; (iii) issue 300,000 shares of its common stock to Formula's legal counsel and other employees and consultants for certain non-capital raising services not related to the merger; and (iv) complete a reverse split of the existing shares of Chiropractic on the basis of three to one prior to closing.

     visionGATEWAY develops and distributes the Internet Resource Management ("IRM") software INTERScepter.

     Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance that this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

Contact: Vickie Jenson, Secretary, Chiropractic 21 International, Inc.
Telephone:  (801) 278-9424